SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 22, 2016

WHITE MOUNTAIN TITANIUM CORPORATION
(Exact Name of Registrant as Specified in Charter)

Nevada	000-55441	87-0577390
(State or Other Jurisdiction of	Commission File Number	(IRS Employer Identification No.)
Incorporation)

Augusto Leguia 100, Oficina 1401, Las Condes, Santiago Chile	None
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (56) 22 657-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.02	Termination of a Material Definitive Agreement.

On September 27, 2016, White Mountain Titanium Corporation, a Nevada corporation (the “Company”), sent written notice of termination of the Management Services Agreement (the “Agreement”) with JPES Inc. (“JPES”), a company owned and controlled by Eric Gan, the Company’s current Chief Financial Officer and principal financial and accounting officer. Pursuant to notice provisions contained in the Agreement, the Company was required to provide written notice of termination of the Agreement at least three months prior to the termination of the Agreement. Pursuant to the written notice provided to JPES, the Agreement will terminate on December 31, 2016 and, until the Agreement terminates, the Company will attempt to negotiate a new arrangement with JPES and Mr. Gan. If no new agreement is reached, the Agreement will terminate on December 31, 2016 and a new officer will be appointed.

The information required by Paragraph (a)(2) and (4) of this Item 1.02 regarding the material terms of the Agreement and early termination provisions was disclosed in the Definitive 14A Proxy Statement filed with the SEC on June 13, 2016 and is incorporated by reference herein. The Agreement is being terminated in order to reduce overhead expenses of the Company.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Executive Officer

On September 22, 2016, the Board of Directors of the Company appointed Andrew Sloop in place of Michael P. Kurtanjek as the Chief Executive Officer and principal executive officer of the Company. Mr. Sloop will serve Chief Executive Officer on an interim basis until his replacement is appointed by the Board of Directors as provided for in the Company’s Bylaws. There is no arrangement or understanding between Mr. Sloop and any other persons pursuant to which he was selected as an officer of the Company. Mr. Sloop does not now have, nor has he ever had, any family relationship with any director or officer of the Company, or persons nominated to become a director or officer.

Mr. Sloop, age 37, has served as a director and Chairman of the Company since April 2016.

The information required by Paragraph (c)(2) of this Item 5.02 regarding Mr. Sloop’s business experience and related party transactions was disclosed in the Definitive 14A Proxy Statement filed with the SEC on June 13, 2016 and is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

White Mountain Titanium Corporation

Date: September 27, 2016	By /s/ Andrew Sloop
Andrew Sloop, Chief Executive Officer